                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __ )*

                          NEVADA GEOTHERMAL POWER INC.
                          ----------------------------
                                (Name of Issuer)

                                  Common Shares
                                  -------------
                         (Title of Class of Securities)

                                    64127M105
                                    ---------

                                 (CUSIP Number)

                                February 28, 2007
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_]   Rule 13d-1(b)
      [X]   Rule 13d-1(c)
      [_]   Rule 13d-1(d)

*     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
      Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                    Page 1 of 13

CUSIP No. 64127M105

------------------------------------------------------------------------------------------------------
1)    Names of Reporting Person.                                                   WEXFORD CAPITAL LLC
      I.R.S. Identification Nos. of Above Person (entities only)

------------------------------------------------------------------------------------------------------
2)    Check the Appropriate Box if a Member of a Group                                         (a) [ ]
      (See Instructions)                                                                       (b) [ ]

------------------------------------------------------------------------------------------------------
3)    SEC Use Only

------------------------------------------------------------------------------------------------------
4)    Citizenship or Place of Organization                                                 Connecticut

------------------------------------------------------------------------------------------------------
      Number of Shares     5)    Sole Voting Power                                                   0
      Beneficially
      Owned by Each        ---------------------------------------------------------------------------
      Reporting            6)    Shared Voting Power                                        15,284,000
      Person With
                           ---------------------------------------------------------------------------
                           7)    Sole Dispositive Power                                              0

                           ---------------------------------------------------------------------------
                           8)    Shared Dispositive Power                                   15,284,000

------------------------------------------------------------------------------------------------------
9)    Aggregate Amount Beneficially Owned by Each Reporting Person                         15,284,000*
      *Includes 7,642,000 warrants exercisable to acquire 7,642,000 shares of common stock
------------------------------------------------------------------------------------------------------
10)   Check if the Aggregate Amount in Row (9) Excludes
      Certain Shares (See Instructions)                                                           [  ]

------------------------------------------------------------------------------------------------------
11)   Percent of Class Represented by Amount in Row 9                                           18.18%

------------------------------------------------------------------------------------------------------
12)   Type of Reporting Person (See Instructions)                                                   OO

------------------------------------------------------------------------------------------------------

                                                                    Page 2 of 13

CUSIP No. 64127M105

------------------------------------------------------------------------------------------------------
1)    Names of Reporting Person.                                               DEBELLO TRADING LIMITED
      I.R.S. Identification Nos. of Above Person (entities only)
------------------------------------------------------------------------------------------------------
2)    Check the Appropriate Box if a Member of a Group                                         (a) [ ]
      (See Instructions)                                                                       (b) [ ]

------------------------------------------------------------------------------------------------------
3)    SEC Use Only

------------------------------------------------------------------------------------------------------
4)    Citizenship or Place of Organization                                              Cayman Islands

------------------------------------------------------------------------------------------------------
      Number of Shares     5)    Sole Voting Power                                                   0
      Beneficially
      Owned by Each        ---------------------------------------------------------------------------
      Reporting            6)    Shared Voting Power                                         1,818,000
      Person With
                           ---------------------------------------------------------------------------
                           7)    Sole Dispositive Power                                              0

                           ---------------------------------------------------------------------------
                           8)    Shared Dispositive Power                                    1,818,000

------------------------------------------------------------------------------------------------------
9)    Aggregate Amount Beneficially Owned by Each Reporting Person                          1,818,000*
      *Includes 909,000 warrants exercisable to acquire 909,000 shares of common stock

------------------------------------------------------------------------------------------------------
10)   Check if the Aggregate Amount in Row (9) Excludes
      Certain Shares (See Instructions)                                                           [  ]

------------------------------------------------------------------------------------------------------
11)   Percent of Class Represented by Amount in Row 9                                            2.35%

------------------------------------------------------------------------------------------------------
12)   Type of Reporting Person (See Instructions)                                                   CO

------------------------------------------------------------------------------------------------------

                                                                    Page 3 of 13

CUSIP No. 64127M105

------------------------------------------------------------------------------------------------------
1)    Names of Reporting Person.                                      WEXFORD SPECTRUM TRADING LIMITED
      I.R.S. Identification Nos. of Above Person (entities only)
------------------------------------------------------------------------------------------------------
2)    Check the Appropriate Box if a Member of a Group                                         (a) [ ]
      (See Instructions)                                                                       (b) [ ]

------------------------------------------------------------------------------------------------------
3)    SEC Use Only

------------------------------------------------------------------------------------------------------
4)    Citizenship or Place of Organization                                              Cayman Islands

------------------------------------------------------------------------------------------------------
      Number of Shares     5)    Sole Voting Power                                                   0
      Beneficially
      Owned by Each        ---------------------------------------------------------------------------
      Reporting            6)    Shared Voting Power                                         8,753,000
      Person With
                           ---------------------------------------------------------------------------
                           7)    Sole Dispositive Power                                              0

                           ---------------------------------------------------------------------------
                           8)    Shared Dispositive Power                                    8,753,000

------------------------------------------------------------------------------------------------------
9)    Aggregate Amount Beneficially Owned by Each Reporting Person                          8,753,000*
      *Includes 4,376,500 warrants exercisable to acquire 4,376,500 shares of common stock

------------------------------------------------------------------------------------------------------
10)   Check if the Aggregate Amount in Row (9) Excludes
      Certain Shares (See Instructions)                                                           [  ]

------------------------------------------------------------------------------------------------------
11)   Percent of Class Represented by Amount in Row 9                                           10.83%

------------------------------------------------------------------------------------------------------
12)   Type of Reporting Person (See Instructions)                                                   CO

------------------------------------------------------------------------------------------------------

                                                                    Page 4 of 13

CUSIP No. 64127M105

------------------------------------------------------------------------------------------------------
1)    Names of Reporting Person.                                      WEXFORD CATALYST TRADING LIMITED
      I.R.S. Identification Nos. of Above Person (entities only)
------------------------------------------------------------------------------------------------------
2)    Check the Appropriate Box if a Member of a Group                                         (a) [ ]
      (See Instructions)                                                                       (b) [ ]

------------------------------------------------------------------------------------------------------
3)    SEC Use Only

------------------------------------------------------------------------------------------------------
4)    Citizenship or Place of Organization                                              Cayman Islands

------------------------------------------------------------------------------------------------------
      Number of Shares     5)    Sole Voting Power                                                   0
      Beneficially
      Owned by Each        ---------------------------------------------------------------------------
      Reporting            6)    Shared Voting Power                                         4,713,000
      Person With
                           ---------------------------------------------------------------------------
                           7)    Sole Dispositive Power                                              0

                           ---------------------------------------------------------------------------
                           8)    Shared Dispositive Power                                    4,713,000

------------------------------------------------------------------------------------------------------
9)    Aggregate Amount Beneficially Owned by Each Reporting Person                          4,713,000*
      *Includes 2,356,500 warrants exercisable to acquire 2,356,500 shares of common stock

------------------------------------------------------------------------------------------------------
10)   Check if the Aggregate Amount in Row (9) Excludes
      Certain Shares (See Instructions)                                                           [  ]

------------------------------------------------------------------------------------------------------
11)   Percent of Class Represented by Amount in Row 9                                            5.98%

------------------------------------------------------------------------------------------------------
12)   Type of Reporting Person (See Instructions)                                                   CO

------------------------------------------------------------------------------------------------------

                                                                    Page 5 of 13

CUSIP No. 64127M105

------------------------------------------------------------------------------------------------------
1)    Names of Reporting Person.                                                   CHARLES E. DAVIDSON
      I.R.S. Identification Nos. of Above Person (entities only)

------------------------------------------------------------------------------------------------------
2)    Check the Appropriate Box if a Member of a Group                                         (a) [ ]
      (See Instructions)                                                                       (b) [ ]

------------------------------------------------------------------------------------------------------
3)    SEC Use Only

------------------------------------------------------------------------------------------------------
4)    Citizenship or Place of Organization                                                      U.S.A.

------------------------------------------------------------------------------------------------------
      Number of Shares     5)    Sole Voting Power                                                   0
      Beneficially
      Owned by Each        ---------------------------------------------------------------------------
      Reporting            6)    Shared Voting Power                                        15,284,000
      Person With
                           ---------------------------------------------------------------------------
                           7)    Sole Dispositive Power                                              0

                           ---------------------------------------------------------------------------
                           8)    Shared Dispositive Power                                   15,284,000

------------------------------------------------------------------------------------------------------
9)    Aggregate Amount Beneficially Owned by Each Reporting Person                         15,284,000*
      *Includes 7,642,000 warrants exercisable to acquire 7,642,000 shares of common stock

------------------------------------------------------------------------------------------------------
10)   Check if the Aggregate Amount in Row (9) Excludes
      Certain Shares (See Instructions)                                                           [  ]

------------------------------------------------------------------------------------------------------
11)   Percent of Class Represented by Amount in Row 9                                           18.18%

------------------------------------------------------------------------------------------------------
12)   Type of Reporting Person (See Instructions)                                                   IN

------------------------------------------------------------------------------------------------------

                                                                    Page 6 of 13

CUSIP No. 64127M105

------------------------------------------------------------------------------------------------------
1)    Names of Reporting Person.                                                      JOSEPH M. JACOBS
      I.R.S. Identification Nos. of Above Person (entities only)

------------------------------------------------------------------------------------------------------
2)    Check the Appropriate Box if a Member of a Group                                         (a) [ ]
      (See Instructions)                                                                       (b) [ ]

------------------------------------------------------------------------------------------------------
3)    SEC Use Only

------------------------------------------------------------------------------------------------------
4)    Citizenship or Place of Organization                                                      U.S.A.

------------------------------------------------------------------------------------------------------
      Number of Shares     5)    Sole Voting Power                                                   0
      Beneficially
      Owned by Each        ---------------------------------------------------------------------------
      Reporting            6)    Shared Voting Power                                        15,284,000
      Person With
                           ---------------------------------------------------------------------------
                           7)    Sole Dispositive Power                                              0

                           ---------------------------------------------------------------------------
                           8)    Shared Dispositive Power                                   15,284,000

------------------------------------------------------------------------------------------------------
9)    Aggregate Amount Beneficially Owned by Each Reporting Person                         15,284,000*
      *Includes 7,642,000 warrants exercisable to acquire 7,642,000 shares of common stock
------------------------------------------------------------------------------------------------------
10)   Check if the Aggregate Amount in Row (9) Excludes
      Certain Shares (See Instructions)                                                           [  ]

------------------------------------------------------------------------------------------------------
11)   Percent of Class Represented by Amount in Row 9                                           18.18%

------------------------------------------------------------------------------------------------------
12)   Type of Reporting Person (See Instructions)                                                   IN

------------------------------------------------------------------------------------------------------

                                                                    Page 7 of 13

CUSIP No. 64127M105

      The reporting persons named in Item 2 below are hereby jointly filing this
Schedule 13G (this "STATEMENT") because due to certain affiliates and relationships among the reporting persons, such reporting persons may be deemed to beneficially own the same securities directly acquired from the Issuer named in Item I below by one of the reporting persons. In accordance with Rule
13d-1(k)(1)(iii) promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the reporting persons named in Item 2 below have executed a written agreement relating to the joint filing of this Schedule 13G
(the "JOINT FILING AGREEMENT"), a copy of which is annexed hereto as Exhibit I.

ITEM 1.

      (a)    Name of Issuer:

             NEVADA GEOTHERMAL POWER INC.

      (b)    Address of Issuer's Principal Executive Offices:

             900 - 409 Granville Street
             Vancouver, British Columbia V6C 1T2
             Canada

ITEM 2.

      (a)    Name of Persons Filing (collectively, the "REPORTING PERSONS"):

             (i)    Wexford Capital LLC

             (ii)   Debello Trading Limited

             (iii)  Wexford Spectrum Trading Limited

             (iv)   Wexford Catalyst Trading Limited

             (v)    Charles E. Davidson

             (vi)   Joseph M. Jacobs

      (b)    Address of Principal Business Office, or, if none, Residence of
             Reporting Persons:

             c/o Wexford Capital LLC
             411 West Putnam Avenue
             Greenwich, Connecticut 06830

      (c)    Citizenship:

             (i)    Wexford Capital LLC - Connecticut

             (ii)   Debello Trading Limited - Cayman Islands

             (iii)  Wexford Spectrum Trading Limited - Cayman Islands

             (iv)   Wexford Catalyst Trading Limited - Cayman Islands

             (v)    Charles E. Davidson - United States

             (vi)   Joseph M. Jacobs - United States

      (d)    Title of Class of Securities:

             Common Shares

      (e)    CUSIP Number:

             64127M105

                                                                    Page 8 of 13

CUSIP No. 64127M105

ITEM 3.      IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D- 1(B) OR
240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A: N/A

      (a)    o      Broker or dealer registered under section 15 of the Act (15
U.S.C. 78o).

      (b)    o      Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
78c).

      (c)    o      Insurance company as defined in section 3(a)(19) of the Act
(15 U.S.C. 78c).

      (d)    o      Investment company registered under section 8 of the
Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e)    o      An investment adviser in accordance with ss.240.13d- 1(b)(1)
(ii)(E).

      (f)    o      An employee benefit plan or endowment fund in accordance
with ss.240.13d-1(b)(1)(ii)(F).

      (g)    o      A parent holding company or control person in accordance
with ss.240.13d-1(b)(1)(ii)(G).

      (h)    o      A savings association as defined in section 3(b) of the
Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i)    o      A church plan that is excluded from the definition of an
investment company under section 3(c)(14) of the Investment Company Act of 1940
(15 U.S.C. 80a-3).

      (j)    o      Group, in accordance with section ss.240.13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Section 240.13d-1(c), check this box. /x/

ITEM 4.      OWNERSHIP.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
[Information set forth below is on the basis of 76,429,171 Common Shares issued and outstanding, which upon information and belief is the number of outstanding
Common Shares as of February 28, 2007].

      (i)    Wexford Capital LLC:

             (a)    Amount beneficially owned: 15,284,000

             (b)    Percent of class: 18.18%

             (c)    Number of shares as to which the person has:

                    (i)    Sole power to vote or to direct the vote:                 0

                    (ii)   Shared power to vote or to direct the vote:               15,284,000

                    (iii)  Sole power to dispose or to direct the disposition of:    0

                    (iv)   Shared power to dispose or to direct the disposition of:  15,284,000

      (ii)   Debello Trading Limited:

             (a)    Amount beneficially owned: 1,818,000

             (b)    Percent of class: 2.35%

             (c)    Number of shares as to which the person has:

                    (i)    Sole power to vote or to direct the vote:                 0

                    (ii)   Shared power to vote or to direct the vote:               1,818,000

                    (iii)  Sole power to dispose or to direct the disposition of:    0

                                                                    Page 9 of 13

CUSIP No. 64127M105

                    (iv)   Shared power to dispose or to direct the disposition of:  1,818,000

      (iii)  Wexford Spectrum Trading Limited:

             (a)    Amount beneficially owned: 8,753,000

             (b)    Percent of class: 10.83%

             (c)    Number of shares as to which the person has:

                    (i)    Sole power to vote or to direct the vote:                 0

                    (ii)   Shared power to vote or to direct the vote:               8,753,000

                    (iii)  Sole power to dispose or to direct the disposition of:    0

                    (iv)   Shared power to dispose or to direct the disposition of:  8,753,000

      (iv)   Wexford Catalyst Trading Limited:

             (a)    Amount beneficially owned: 4,713,000

             (b)    Percent of class: 5.98%

             (c)    Number of shares as to which the person has:

                    (i)    Sole power to vote or to direct the vote:                 0

                    (ii)   Shared power to vote or to direct the vote:               4,713,000

                    (iii)  Sole power to dispose or to direct the disposition of:    0

                    (iv)   Shared power to dispose or to direct the disposition of:  4,713,000

      (v)    Charles E. Davidson:

             (a)    Amount beneficially owned: 15,284,000

             (b)    Percent of class: 18.18%

             (c)    Number of shares as to which the person has:

                    (i)    Sole power to vote or to direct the vote:                 0

                    (ii)   Shared power to vote or to direct the vote:               15,284,000

                    (iii)  Sole power to dispose or to direct the disposition of:    0

                    (iv)   Shared power to dispose or to direct the disposition of:  15,284,000

      (vi)   Joseph M. Jacobs:

             (a)    Amount beneficially owned: 15,284,000

             (b)    Percent of class: 18.18%

             (c)    Number of shares as to which the person has:

                    (i)    Sole power to vote or to direct the vote:                 0

                    (ii)   Shared power to vote or to direct the vote:               15,284,000

                    (iii)  Sole power to dispose or to direct the disposition of:    0

                    (iv)   Shared power to dispose or to direct the disposition of:  15,284,000

Wexford Capital LLC ("Wexford Capital") may, by reason of its status as investment sub-advisor of each of Debello Trading Limited ("Debello"), Wexford
Spectrum Trading Limited ("WSTL") and Wexford Catalyst Trading Limited ("WCTL"),
be deemed to own beneficially the interest in the Common Shares of which each of
Debello, WSTL and WCTL possesses beneficial ownership. Each of Charles E.
Davidson and Joseph M. Jacobs may, by reason of his status as a controlling person of Wexford Capital, be deemed to own beneficially the interests in the
Common Shares of which each of Debello, WSTL and WCTL possesses beneficial ownership. Each of Messrs. Davidson and Jacobs and Wexford Capital shares the power to vote and to dispose of the interests in the Common Shares beneficially owned by each of Debello, WSTL and WCTL. Each of Wexford Capital and Messrs.
Davidson and Jacobs disclaims beneficial ownership of the Common Shares owned by
Debello, WSTL and WCTL and this report shall not be deemed as an admission that they are the beneficial owners of such securities, except in the case of Messrs.
Davidson and Jacobs to the extent of their interests in each shareholder of
Debello, WSTL and WCTL.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                                                                   Page 10 of 13

CUSIP No. 64127M105

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /_/. N/A

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON: N/A/

ITEM 7.    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
           THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
           N/A

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP: N/A

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP: N/A

                                                                   Page 11 of 13

CUSIP No. 64127M105

ITEM 10.   CERTIFICATION.

By signing below each of the undersigned certifies that, to the best of the undersigned's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:     March 8, 2007

                                      WEXFORD CAPITAL LLC

                                      By:     /s/ Arthur H. Amron
                                              ----------------------------------
                                              Name: Arthur H. Amron
                                              Title: Partner and Secretary

                                      DEBELLO TRADING LIMITED

                                      By:     /s/ Arthur H. Amron
                                              ----------------------------------
                                              Name: Arthur H. Amron
                                              Title: Vice President

                                      WEXFORD SPECTRUM TRADING LIMITED

                                      By:     /s/ Arthur H. Amron
                                              ----------------------------------
                                              Name Arthur H. Amron
                                              Title: Vice President

                                      WEXFORD CATALYST TRADING LIMITED

                                      By:     /s/ Arthur H. Amron
                                              ----------------------------------
                                              Name Arthur H. Amron
                                              Title: Vice President

                                      /s/ Charles E. Davidson
                                      ------------------------------------------
                                      CHARLES E. DAVIDSON

                                      /s/ Joseph M. Jacobs
                                      ------------------------------------------
                                      JOSEPH M. JACOBS

                                                                   Page 12 of 13

CUSIP No. 64127M105

                             JOINT FILING AGREEMENT

      Pursuant to Rule 13d-1(k)(1)(iii) of the Securities Exchange Act of 1934,
each of the undersigned agrees that a single joint Schedule 13G and any amendments thereto may be filed on behalf of each of the undersigned with respect to the securities held by each of them in Nevada Geothermal Power Inc.

                                      WEXFORD CAPITAL LLC

                                      By:     /s/ Arthur H. Amron
                                              ----------------------------------
                                              Name: Arthur H. Amron
                                              Title: Partner and Secretary

                                      DEBELLO TRADING LIMITED

                                      By:     /s/ Arthur H. Amron
                                              ----------------------------------
                                              Name: Arthur H. Amron
                                              Title: Vice President

                                      WEXFORD SPECTRUM TRADING LIMITED

                                      By:     /s/ Arthur H. Amron
                                              ----------------------------------
                                              Name: Arthur H. Amron
                                              Title: Vice President

                                      WEXFORD CATALYST TRADING LIMITED

                                      By:     /s/ Arthur H. Amron
                                              ----------------------------------
                                              Name: Arthur H. Amron
                                              Title: Vice President

                                      /s/ Charles E. Davidson
                                       -----------------------------------------
                                      CHARLES E. DAVIDSON

                                      /s/ Joseph M. Jacobs
                                      ------------------------------------------
                                      JOSEPH M. JACOBS

                                                                   Page 13 of 13